Contacts:
Media: 703.469.1004 or media@fbr.com
Investors:  Bradley J. Wright at 703.469.1080 or fbcmir@fbr.com

FBR Capital Markets Reports
First Quarter 2009 Financial Results

Strength in Institutional Brokerage and Lower Cost Structure Demonstrated

ARLINGTON, VA, April 22, 2009 /PRNewswire-FirstCall/ – FBR Capital Markets Corporation (NASDAQ: FBCM) (FBR Capital Markets), a leading investment bank serving the middle market, today reported a net after-tax loss of $16.2 million, or $0.27 per share (diluted), for the quarter ended March 31, 2009, compared to a net after-tax loss of $10.2 million in the first quarter of 2008 and a net after-tax loss of $130.7 million in the fourth quarter of 2008.

FBR Capital Markets’ pre-tax core operating loss on a non-GAAP basis was $8.9 million for the first quarter of 2009 compared to pre-tax core earnings of $1.7 million in the first quarter of 2008 and a pre-tax core operating loss of $21.8 million for the fourth quarter of 2008. This non-GAAP measurement excludes specified non-core items and non-cash expenses, including, for the first quarter of 2009, $4.3 million in stock compensation, $1.4 million net investment loss, and $0.6 million in severance.  On a GAAP basis, FBR Capital Markets reported a pre-tax loss of $15.6 million for the first quarter of 2009, compared to a pre-tax loss of $11.0 million in the first quarter of 2008 and a pre-tax loss of $105.3 million for the fourth quarter of 2008.  See “Non-GAAP Financial Measures” below for a reconciliation of our non-GAAP pre-tax core operating results to our GAAP pre-tax operating results for the specified 2009 and 2008 periods.

During the quarter, as previously disclosed, the Company sold its remaining holdings of mortgage-backed securities totaling $454.3 million and eliminated all debt on its balance sheet. As a consequence, the Company has meaningfully reduced its balance sheet risk and enhanced its already high levels of liquidity. At March 31, 2009, the Company’s shareholders’ equity totaled $294.3 million, cash totaled $207.0 million, and its book value was $4.95 per share.

For the first quarter 2009, net revenue before net investment loss was $51.1 million compared to $47.8 million in the fourth quarter of 2008.  Institutional brokerage generated net revenue of $39.7 million compared to $35.6 million in the fourth quarter of 2008 and $31.8 million in the first quarter of 2008. This increase was attributable to the addition of our convertible securities sales and trading business in the second half of 2008. For the first quarter of 2009, investment banking net revenue was $7.9 million and asset management fees were $2.4 million.

First quarter 2009 non-compensation expenses were $28.2 million, compared with $44.2 million in the first quarter of 2008 and $34.8 million in the fourth quarter of 2008, reflecting a decrease of $6.6 million, or 19%, quarter over quarter. These decreases reflect the significant actions taken over the past year to size our business and cost structure to the current operating environment.  Through comprehensive evaluation of our non-compensation costs, combined with headcount reductions of 27%, since the beginning of 2008, we have achieved a nearly 50% reduction in the annual revenue required to break-even over that same time period.  Annualized cash fixed costs for the first quarter of 2009 were $155 million which is approximately 30% lower than one year ago.

“The equity capital markets environment remained extraordinarily challenging in the first quarter, and we expect this could continue to be the case throughout 2009. However, the expense reductions achieved over the last several quarters have dramatically improved our ability to return to profitability in advance of a full recovery in banking revenue,” said Richard J. Hendrix, President and Chief Executive Officer of FBR Capital Markets. “We remain focused on building our franchise during this economic downturn, even as we reduce costs.  The changes to our competitive landscape have created a unique opportunity to attract talented producers who can have a meaningful, positive impact on our core business and on new businesses that are consistent with our strategic plan.”

Investors wishing to listen to the earnings conference call at 9:00 A.M. U.S. EDT, Wednesday, April 22, 2009, may do so via the Web at: http://phx.corporate-ir.net/phoenix.zhtml?c=204322&p=irol-irhome.

Replays of the webcast will be available after the call.

FBR Capital Markets Corporation (NASDAQ: FBCM) provides investment banking, merger and acquisition advisory, institutional brokerage and research services through its subsidiary FBR Capital Markets & Co.  FBR Capital Markets focuses capital and financial expertise on seven industry sectors: consumer; diversified industrials; energy & natural resources; financial institutions; insurance; real estate; and technology, media & telecom.  Asset management and private wealth advisory services are provided by FBR Investment Management, Inc., and mutual funds are provided by FBR Fund Advisers, Inc.; both companies are subsidiaries of FBR Capital Markets Corporation.  FBR Capital Markets is headquartered in the Washington, D.C. metropolitan area with offices throughout the United States and in London.  For more information, please visit www.fbrcapitalmarkets.com.

Statements in this release concerning future performance, developments, events, market forecasts, revenues, expenses, earnings, run rates and any other guidance on present or future periods, constitute forward-looking statements that are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances. These factors include, but are not limited to, the effect of demand for public offerings, activity in the secondary securities markets, interest rates, costs of borrowing, interest spreads, risks associated with merchant banking investments, the realization of gains and losses on principal investments, available technologies, competition for business and personnel, and general economic, political and market conditions.  For a discussion of these and other risks and important factors that could affect our future results and financial condition, see "Risk Factors" in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Part II, Item 7 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Financial data follow.

FBR CAPITAL MARKETS CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in thousands, except per share amounts) (Unaudited)

	Quarter ended
	March 31,
	2009	2008
REVENUES:
Investment banking:
Capital raising	$4,299	$64,909
Advisory	3,599	5,076
Institutional brokerage:
Principal transactions	11,318	5,957
Agency commissions	28,352	25,816
Asset management:
Base management fees	2,433	4,644
Interest income	856	2,461
Net investment loss	(1,447)	(5,028)
Other	493	244
Total revenues	49,903	104,079
Interest expense	252	33

Revenues, net of interest expense	49,651	104,046

NON-INTEREST EXPENSES:
Compensation and benefits	36,998	70,863
Professional services	4,541	11,163
Business development	3,631	12,020
Clearing and brokerage fees	3,297	3,598
Occupancy and equipment	7,957	8,607
Communications	5,161	6,043
Other operating expenses	3,624	2,733
Total non-interest expenses	65,209	115,027

Loss before income taxes	(15,558)	(10,981)

Income tax provision (benefit)	609	(807)

Net loss	$(16,167)	$(10,174)

Basic loss per share	$(0.27)	$(0.16)
Diluted loss per share	$(0.27)	$(0.16)

Weighted average shares - basic (in thousands)	59,119	64,430
Weighted average shares - diluted (in thousands)	59,119	64,430

Non-GAAP Financial Measures
In addition to the financial results reported in accordance with generally accepted accounting principles (GAAP), we have disclosed non-GAAP pre-tax core operating earnings (losses) for the quarters ended March 31, 2009 and 2008 and the quarter ended December 31, 2008 in this press release.  This non-GAAP measurement is used by management to analyze and assess the results of the core capital markets and asset management operating units.  In determining core earnings (losses), we have excluded from GAAP financial results the following non-core operating items:  (1) severance costs associated with reductions in headcount and (2) net investment income (losses) from our mortgage-backed securities and long-term investments.  We also have excluded the following non-cash expenses:  (1) compensation costs associated with stock-based awards and (2) amortization of intangibles.  Management believes that this non-GAAP measurement assists investors in understanding the impact of these non-core items and non-cash expenses on the performance of the Company, and provides additional clarity around the firm’s forward earnings capacity and trend.

A limitation of utilizing these non-GAAP measures is that the GAAP accounting effects of these events do in fact reflect the underlying financial results of our business and these effects should not be ignored in evaluating and analyzing our financial results. Therefore, management believes income (loss) before income taxes on a GAAP basis and core earnings (loss) before income taxes on a non-GAAP basis should be considered together.

The following table presents a reconciliation of the GAAP financial results to non-GAAP measurements discussed above (dollars in thousands).

	Q1 - 09	Q4 - 08	Q3 - 08	Q2 - 08	Q1 - 08

Net revenues before net investment income/loss	$51,098	$47,828	$56,598	$49,743	$109,074

GAAP pre-tax loss	$(15,558)	$(105,334)	$(46,682)	$(35,223)	$(10,981)
Non-core items:
Severance	560	10,425	3,575	838	3,107
Net investment loss, MBS	1,043	33,622	-	-	-
Net investment loss, long-term investments	404	32,387	11,043	(745)	5,028
Non-cash expenses:
Stock compensation expense	4,341	6,806	5,540	2,785	4,232
Amortization of intangibles	291	291	291	291	291
Non-GAAP pre-tax core operating (loss) income	$(8,919)	$(21,803)	$(26,233)	$(32,054)	$1,677

FBR CAPITAL MARKETS CORPORATION CONSOLIDATED BALANCE SHEETS (Dollars in thousands, except per share amounts) (Unaudited)

	31-Mar-09	31-Dec-08
ASSETS

Cash and cash equivalents	$207,027	$207,801
Receivables	29,223	32,110
Investments:
Mortgage-backed securities, at fair value	-	454,339
Long-term investments	39,864	41,174
Trading securities, at fair value	30,773	17,954
Due from clearing broker	3,734	-
Derivative assets, at fair value	-	264
Intangible assets, net	8,605	8,943
Furniture, equipment and leasehold improvements, net	22,238	24,442
Prepaid expenses and other assets	7,239	13,342
Total assets	$348,703	$800,369

LIABILITIES AND SHAREHOLDERS ’ EQUITY

Liabilities:
Trading account securities sold but not yet purchased, at fair value	$12,402	$8,325
Repurchase agreements	-	416,037
Accrued compensation and benefits	22,573	43,919
Accounts payable, accrued expenses and other liabilities	19,383	25,352
Due to clearing broker	-	3,009
Total liabilities	54,358	496,642

Shareholders' equity:
Common stock	59	60
Additional paid-in capital	398,365	396,059
Restricted stock units	13,737	9,309
Accumulated other comprehensive loss	(166)	(218)
Accumulated deficit	(117,650)	(101,483)
Total shareholders' equity	294,345	303,727

Total liabilities and shareholders' equity	$348,703	$800,369

Book Value per Share	$4.95	$5.18

Shares Outstanding	59,431	58,652

FBR CAPITAL MARKETS CORPORATION Financial & Statistical Supplement - Operating Results (Dollars in thousands) (Unaudited)

	Q-1 09	Q-4 08	Q-3 08	Q-2 08	Q-1 08
Revenues, net of interest expense	$49,651	$(18,181)	$45,555	$50,488	$104,046

Non-interest expenses:
Variable	21,143	17,801	30,640	31,860	52,328
Fixed	44,066	69,352	61,597	53,851	62,699

Loss before income taxes	(15,558)	(105,334)	(46,682)	(35,223)	(10,981)

Income tax provision (benefit)	609	25,413	(18,122)	(9,974)	(807)

Net loss	$(16,167)	$(130,747)	$(28,560)	$(25,249)	$(10,174)

Fixed expenses	$44,066	$69,352	$61,597	$53,851	$62,699
Less: Non-cash expenses	4,632	7,097	5,831	3,076	4,523
Severance	560	10,425	3,575	838	3,107

Cash fixed costs	$38,874	$51,830	$52,191	$49,937	$55,069

Statistical Data
Net assets under management (in millions)
Managed accounts	$128.8	$216.6	$276.8	$275.7	$333.9
Hedge & offshore funds	16.1	21.0	27.5	33.4	40.4
Mutual funds	1,079.8	1,179.4	1,427.1	1,533.8	1,698.0
Private equity and venture capital funds	13.6	15.9	16.2	20.2	20.2
Total	$1,238.3	$1,432.9	$1,747.6	$1,863.1	$2,092.5

Employee count	550	568	652	700	707

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